Exhibit 99.B(d)(2)(T)(i)

May 11, 2007

Paul Mahan

Pioneer Investment Management, Inc.

60 State Street, 17th Floor

Boston, MA 02109

Dear Mr. Mahan:

Pursuant to Sections 1 and 6 of the Portfolio Management Agreement dated April 29, 2005, among ING Investors Trust, Directed Services, LLC (formerly Directed Services, Inc.) and Pioneer Investment Management, Inc. (the “Agreement”) we hereby notify you of our intention to retain you as Portfolio Manager to render investment advisory services to ING Pioneer Equity Income Portfolio, and to modify the fees payable to the Portfolio Manager for ING Pioneer Fund Portfolio (the “Portfolios”), effective May 11, 2007, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Amended Schedule A of the Agreement. Amended Schedule A, with the annual portfolio management fees indicated for the Portfolios, is attached hereto.

Please signify your acceptance to act as Portfolio Manager under the Agreement, and to the modified portfolio management fees, with respect to the Portfolios, by signing below.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:

Pioneer Investment Management, Inc.

By:	Anthony J. Koenig, Jr.
Name:	Anthony J. Koenig, Jr.
Title:	CFO and Treasurer , Duly Authorized

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investors Trust
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

AMENDED SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Portfolio Manager to the following Series of the Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES

RATE

ING Pioneer Equity Income Portfolio and ING Pioneer Fund Portfolio	0.35% on first $500 million in combined assets of these Series;
0.30% on assets thereafter

ING Pioneer Mid Cap Value Portfolio	0.35%

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.